                                                                     EXHIBIT 2.4


                            ASSET PURCHASE AGREEMENT
                            ------------------------


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated December 27, 2001, and effective January 1, 2002 (the "Effective Date") by and between STS OPERATING INC., its successors and assigns (the "Seller") and DENISON HYDRAULICS, INC., its successors and assigns (the "Purchaser").

                                   WITNESSETH:
                                   ----------

         WHEREAS, the Seller desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, all of the assets of the distribution, installation and sales of industrial and mobile hydraulic components and systems, filtration, pneumatics, lubrication, engineering services located in California (the "Business") on the terms as set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. PURCHASE AND SALE OF ASSETS
   ---------------------------

1.1 Purchase and Sale of Assets. Subject to the terms and conditions and in reliance upon the representations and warranties of Seller and Purchaser contained in this Agreement, at the Closing (as hereinafter defined) the Seller shall assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the right, title and interest in and to each and all of the following assets of the Seller whether used or acquired during the operation of the Business (collectively the "Assets"), together with replacements thereof and additions thereto, whether or not included in the books and records of the Seller in existence at the Closing Date:

     (a) All of the Fixed Assets of the Seller, and all agreements and documents related thereto, as set forth on Schedule 1.1(a), including but not limited to all machinery, equipment, fixtures, and other items customarily referred to as "Fixed Assets" used in or owned by the Business;

     (b) All of the Seller's inventory relating to the Business, as set forth on
Schedule 1.1(b), including but not limited to manufacturing supplies, consigned inventory, packaging materials, raw materials, work-in-process, any and all hydraulic components and or systems sold in Seller's ordinary course of business (the "Inventory"): and

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

     (c) All of Seller's Receivables (as defined below) which are identified by debtor, amount and age on Schedule 1.1(c) (for purposes herein, "Receivables" shall mean Seller's accounts receivable arising from Seller's services or sales related to the Business.

1.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing Purchaser shall assume the liabilities which are listed on Schedule 1.2 attached hereto (collectively, the "Assumed Liabilities"). Schedule 1.2 also shall contain, where available by Seller, copies of all agreements that constitute Assumed Liabilities.

1.3 Assumption of Employees. Upon the terms and subject to the conditions contained herein, at the Closing Purchaser shall become the employer to the employees set forth on Schedule 1.3 attached hereto.

1.4 Excluded Liabilities. Except for the Assumed Liabilities, the
Purchaser has not agreed to pay, shall not be required to assume and shall have no liability or obligation whatsoever with respect to any debt, obligation, responsibility or liability of the Business, the Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise arising at any time (the "Excluded Liabilities") and the Seller agrees to take all actions and do all things reasonably necessary to ensure that the Purchaser is not liable for any Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities include all of the following: liabilities or obligations arising out of any breach by the Seller prior to the Closing Date of any of the contracts, agreements or documents entered into in connection with the Assumed Liabilities, including, but not limited to, liabilities or obligations arising out of penalties, late charges or the Seller's failure to perform any such Assumed Liability, in each case prior to the Closing Date;

     (a) any federal, state or local income or other tax payable with respect to the Business or Assets of the Seller or any of its affiliates for any period prior to the Closing Date;

     (b) any liabilities, damages, costs, expenses and fees arising out of and any lawsuit or proceeding or product liability claim related to the Business or Assets and based on claims or causes of action arising prior to the Closing Date;

     (c) liabilities for payment of all accounts payable accrued, outstanding, or resulting from, the operation of the Business prior to the Closing Date; and

     (d) liabilities related to any former or current employee, or agent of the Seller, including any liabilities related to accrued vacation, holiday, sick leave or under or associated with Seller's employee benefit plan, and any claims under any insurance policies of the Sellers related to its employees or agents through December 31, 2001;

     (e) liabilities related to any former or current employee, or agent of the Seller, for any claims for wages, bonuses, commissions or other forms of compensation earned through

December 31, 2001; however Purchaser shall not be responsible for any severance payments to any former employee, and

     (f) liabilities related to payroll taxes or any other employee payroll or benefit related reserves or accruals as of December 31, 2001.

     1.5 General Assignment and Bill of Sale. At the Closing, the Seller shall execute and deliver a general assignment and bill of sale substantially in the form of Exhibit "A" attached hereto and incorporated herein (the "Bill of Sale").

2. PURCHASE PRICE; ADJUSTMENTS; CLOSING
   ------------------------------------

2.1 Purchase Price. The purchase price shall equal the book value of the Fixed Assets, Inventory, and identified and verified Account Receivables, less One Hundred Fifty Thousand Dollars ($150,000.00)(the "Purchase Price") (subject to any adjustment as provided for in Sections 2.4, or payments made by Purchaser pursuant to Section 8.3, hereof, payable by Purchaser upon the execution of this Agreement, by wire transfer of immediately available funds in accordance with the wiring instructions set forth in Section 13

2.2 The Closing. The closing of the sale and purchase of the Assets and assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Denison Hydraulics, Inc. located at 14249 Industrial Parkway, Marysville, Ohio, 43040, at 10:00 A.M. local time, on December 27, 2001 (the "Closing Date").

2.3 Closing Dates
    -------------

     (a) Pre-Closing. On the day which is one (1) business day prior to the Closing Date, the parties shall have a telephonic conference as a pre-Closing (the "Pre-Closing") in order to (i) examine and approve, to the extent practicable, all of Seller's Closing Documents (as defined in Section 8.1 below) and all of Purchaser's Closing Documents (as defined in Section 8.2 below), copies of which shall be exchanged prior to the Pre-Closing, (ii) agree to any adjustments in the Purchase Price in accordance with Sections 2.4, and 8.3, and
(iii) settle such other matters as are customarily determined in advance of closing. At least one (1) business day prior to the Pre-Closing, Seller shall deliver or cause to be delivered to Purchaser a draft of the settlement statement, together with reasonably supporting back-up information supporting the calculations set forth therein.

     (b) Closing. On the Closing date the Buyer shall remit to the Seller an amount equal to the Purchase Price based on the definition included in Section 2.1, and based on the value of the assets included in Schedules 1.1(a), 1.1(b) and 1.1 (c).

     (c) Post Closing On a date not to exceed five (5) business days from the closing date, Seller shall submit to Buyer a final valuation and listing of the assets included in Schedules 1.1(a), 1.1(b) and 1.1(c). Based on the final Schedules an adjustment to the Purchase Price shall be determined at which time the Seller shall remit to buyer the difference between the Purchase Price at Closing and the Purchase Price at Post Closing, if any; or the Buyer shall remit to Seller the difference between the Purchase Price at Closing and the Purchase Price at Post Closing, if any.

2.4 Pre-Closing Balance Sheet and Purchase Price Adjustments.
    --------------------------------------------------------

     (a) On the Pre-Closing date Seller shall deliver to Purchaser a schedule certified as to accuracy by its chief financial officer, which shall set forth the following as of a day within three (3) business days of the Pre-Closing
Date: (i) the inventory, (ii) the accounts receivable, and (iii) the Fixed
Assets.

     (b) Post Closing Adjustment in the form of a monetary award shall be credited to Purchaser if the Inventory quantity, as determined by a physical inventory preformed by Purchaser within Fifteen (15) days of the Effective Date, is found to be lesser than the quantity included in the financial statements submitted by Seller at Pre-Closing. Purchaser shall have the right to submit a claim only if the amount of the claim shall be greater than Twenty-Five Thousand Dollars (USD $25,000). Purchaser shall have Thirty (30) days in which to file any claim. Any such claim shall describe, in detail, the discrepancy in the Inventory quantity that Purchaser deems valid. Purchaser shall submit its written claim to the Seller. If within thirty (30) days both parties cannot agree on a monetary award to Purchaser, Purchaser is entitled to file a lawsuit in any jurisdiction lawfully allowed to preside over the matter. Purchase may also choose to have the matter handled through arbitration, at its sole discretion.

     (c) Nothing contained in this Section 2.4 shall in anyway limit the rights and remedies of Purchaser or Seller as contained elsewhere in this Agreement. This Section 2.4 is in addition to and not in limitation or replacement of the representations and warranties made by Seller pursuant to Section 3 hereof.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER: The Seller represents and warrants to the Purchaser that as of the Effective Date and through the Closing
Date:

3.1 Organization; Good Standing. The Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, sell and lease the Assets. The Seller is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

3.2 Due Authorization, Execution and Delivery. The Seller has full power and authority to enter into and perform this Agreement, and to carry out the transactions contemplated thereby. The Seller has taken all requisite action, to approve the execution and delivery of this Agreement and the transactions contemplated thereby. This Agreement constitutes the legal, valid and binding obligations of the Seller enforceable against it in accordance with the terms thereof. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby will: (a) conflict with or result in a breach of the certificate of incorporation or bylaws of the Seller, (b) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, could have an material adverse effect on the Purchaser's ownership of the Assets; (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on the Assets pursuant to any agreement, indenture, mortgage or other instrument to which the Seller is a party or by which its assets may be bound or affected or (d) increase the amount of any of the Assumed Liabilities.

3.3 Title to Assets. At the Closing, Seller will transfer to the Purchaser all of Seller's rights, title and interest in and to all of the Assets, free and clear of any claim, tax claim, lease, mortgage, security agreement, conditional sale agreement or other title retention agreement, restriction, lien or encumbrance of any kind or nature whatsoever (collectively "Encumbrances").

3.4 Condition of Assets. All of the Assets, equipment, furniture, fixtures, and all other inventory will be maintained in good repair consistent with and as maintained in the ordinary course of business of Seller.

3.5 Taxes. All tax reports and returns required to be filed by or relating to the Assets and the Business (including sales, use, income, proper, franchise and employment taxes), that are due to be filed at the Closing Date, have been filed with the appropriate federal, state and local governmental agencies. All taxes, penalties, interest deficiencies, assessments or other charges, including without limitation those that are reflected on such reports and returns, that relate to the Assets or the business and are or have been claimed to be due and payable prior to the Closing Date by any taxing authority have been paid by the Seller. To Seller's knowledge, there are no examinations or, audits pending or unresolved examinations or audit issues with respect to Seller's federal, state or local tax returns. All additional taxes, if any, assessed as a result of such examinations or audits have been paid. To the Seller's knowledge, there are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against it which could have a material adverse effect on the Business or the Purchaser's ownership of the Assets. No waiver or extension of any statute of limitation is in effect with respect to the taxes or tax returns of the Seller.

3.6 Litigation. There is no order of any court, governmental agency or authority and no action, suit, proceeding, arbitration or investigation, judicial, administrative or otherwise, that is pending or threatened against or affecting the Assets or the Business which, if adversely determined, might materially affect the Business or which challenges the validity or propriety of this Agreement.

3.7 Reports and Governmental Compliance. Seller has duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and has made payment of all charges and other payments, if any, shown by such reports to be due and payable with respect to the Seller's operation and/or ownership of the Business and the Assets.

3.8 Agreements.
    ----------

     (a) Schedule 1.2 contains a list, complete and accurate in all respects, of all of agreements ("Assumed Agreements") that constitute Assumed Liabilities.

     (b) Up to the Effective Date all of the Assumed Agreements are valid, binding and enforceable against the Seller and the other parties thereto in accordance with their respective terms.

     (c) Except as disclosed on Schedule 1.2, neither the Seller nor, any other party thereto is in breach of, or default under, any Assumed Agreement. No event or action has occurred, is pending, or is threatened, which after giving of notice, or the lapse of time, or both, would constitute or result in a breach or default by the Seller or, to Seller's knowledge, any other party thereto.

     (d) The Seller has not given any revocable or irrevocable power of attorney that relates to the Business to any person for any purpose whatsoever.

     3.9 Receivables. Except as set forth on Schedule 1.2, all of the Receivables reflected on Schedule 1.2 represent valid claims against the account debtors that were generated by Seller in the ordinary course of Seller's Business and represent fully completed bona fide transactions.

3.10 Leases.
     ------

     (a) Schedule 3.10 contains a list, complete and accurate in all respects, of all of the leases, including the leases of Seller's Sacramento and Anaheim facilities.

     (b) All of the leases are valid, binding and enforceable against the Seller and the other parties thereto in accordance with their respective terms.

     (c) Except as disclosed on Schedule 3.10, neither the Seller nor, to Seller's knowledge, any other party thereto is in breach of, or default under, any leases. No event or action has occurred, is pending, or is threatened, which after giving of notice, or the lapse of time, or both, would constitute or result in a breach or default by the Seller or any other party thereto.

3.11 FIRPTA. Seller is not a "foreign person" as defined in Section 1445 of the United States Internal Revenue Code.

3.12 Compliance with Law. Seller is in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state or local and whether foreign or domestic. Seller has not received any written notice to the effect that, or otherwise been advised that it is not in compliance with any of such statutes regulations, orders, ordinances or other laws.

3.13 No Brokers. Neither Seller nor any affiliate of Seller has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Purchaser to pay any finder's fee, brokerage commission or similar payment. Seller has not directly or indirectly paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the Business, which Seller knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

3.14 No Other Agreements to Sell the Assets of the Business. Seller does not have any legal obligation, absolute or contingent, to any other person or firm to sell the Assets, or to effect any sale of the Business or to enter into any agreement with respect thereto that would affect the Business or the Assets.

3.15 Purchase Commitments and Outstanding Bids. Schedule 3.15 contains a list of unfulfilled agreements, commitments and orders, whether oral or written, for the performance of services or sale of products including products in Inventory by Seller for which Seller is responsible to fulfill. All of such agreements, commitments and orders were made in the ordinary course of the business of the Business and at prices and on terms, which are consistent with Seller's past practices. As of the date of this Agreement, no customer of Seller has requested that services to be performed or products to be sold by Seller under any material agreement be delayed for any material period of time. There is no material outstanding purchase or other commitment of Seller presently in excess of the normal, ordinary and usual requirements of the Business. There is no outstanding bid, proposal, contract or unfilled order of Seller which will or would, if accepted, individually or in the aggregate, have a material adverse effect on the transactions contemplated herein. Payments received by the Seller for any open Accounts Receivables as of the Closing Date will be reimbursed by Seller to Purchaser.

3.16 Compliance With Legislation Regulating Environmental Quality. There are no known toxic wastes or other toxic or hazardous substances or materials being stored or otherwise held in or on either the Sacramento or Anaheim facilities occupied or leased by Seller, or which have migrated from the facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata. To the best knowledge of the Seller the facilities and all products including the Inventory sold by Seller or used in servicing Seller's clients have been maintained in material compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, and local environmental protection, occupational, health and safety or similar laws ordinances, restrictions, licenses and regulations. Seller also represents that it has not received, from any federal or state agency, any notification that they are not in compliance with any statutes governing environmental legislations.

3.17 Financial and Other Statements. Seller has previously delivered to Purchaser the Accounts Receivable aging of the Business as of September 2001, a detailed Inventory list of the Business as of September, 2001, and a detailed list of the Fixed Assets of the Business as of September 2001. Seller has also previously delivered to Purchaser a summary of Benefits currently in force for the Assumed Employees as described in Section 3.18.

3.18 Employees. Schedule 3.18 lists the names, title or job description of each employee that will become an employee of Purchaser ("Assumed Employees") and total annual base compensation, and, bonuses paid, accrued, or granted through the Closing Date to each.

     (a) Termination. Except as provided by law, the employment of all persons presently employed or retained by Seller is terminable at will.

     (b) Litigation. Seller is not party to any litigation relating to or seeking benefits under Seller's health insurance plan.

     (c) Severance Arrangements. Seller has not entered into any severance or similar arrangement in respect of any present or former personnel that will result in any obligation (absolute or contingent) of Purchaser to make any payment to any Assumed Employee .

3.19 Customers. Schedule 3.19 lists the names, addresses and contact information of all current customers of the Business.

3.20 No Material Changes. Seller represents that from the date of execution of this Agreement through the effective date, there has been no material change in the Business, any of the Assets, or the Assumed Liabilities. Seller represents and warrants that the information contained in The Financial and Other Statements as described in Section 3.17 are accurate and complete.

3.21 Non-Compete; Non-Solicitation.
     -----------------------------

     (a) For a period of Three (3) years from the Closing Date the Seller shall not directly, indirectly or otherwise, whether for itself or on behalf of any other person, canvass or solicit or, directly or indirectly, cause or authorize to be solicited, any Assumed Employees of Purchaser.

     (b) For a period of Two (2) years from the Closing Date the Seller shall not enter into any transactions to sell or lease any products, or perform any services, to or for any past or present customers of the Business from any of its existing Michigan based operations. Seller shall not enter into any transactions with third parties, either directly or indirectly, to sell or lease any current products or services of the Business, to any customers of the Business.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER
   -------------------------------------------

     The purchaser represents and warrants to the Seller as follows:

4.1 Due Authorization, Execution and Delivery and Enforceability. The
Purchaser has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated thereby. The Purchaser has taken all requisite action to approve the Agreement. This Agreement will constitute legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. The execution and delivery by the Purchaser of this Agreement will not: (i) conflict with or result in a breach of the articles of incorporation or bylaws of the Purchaser, (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, could have a material adverse effect on the business or operations the Purchaser; or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which the Purchaser is a party or by which it is bound or affected.

4.2 Governmental and Third Party Consents. To the knowledge of the
Purchaser, no approval, authorization, consent, order or other action of, or filing with, any governmental authority, administrative agency or third party is required in connection with the execution and delivery by the Purchaser of this Agreement.

5. OTHER AGREEMENTS
   ----------------

     Each of the Purchaser and the Seller covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing Date (and thereafter as reflected below), it shall comply with the covenants set forth below to the extent applicable to it.

5.1 Best Efforts; Consents. In the event any consent or approval necessary to effect the transfer and assignment of any contract or lease, as defined in
Schedule 5.1, is not obtained on or prior to Closing, and such requirement is waived by the Purchaser, each party will cooperate with each other in any lawful and reasonable arrangement to provide that the Purchaser shall receive the benefits under any contract or lease not assigned and transferred at the Closing by reason of the failure to obtain such consent (a "Non-Transferred Instrument"). The Seller shall immediately transfer and assign to the Purchaser any Non-Transferred Instrument for which a consent has been received following Closing.

5.2 Allocation of Purchase Price. The Purchaser and the Seller (a) mutually agree on the allocation of the Purchase Price as set forth in Schedule 5.2 hereto and (b) acknowledge that the allocation set forth in Schedule 5.2 was the result of arms-length negotiations. The Purchaser and the Seller agree that for income tax purposes, they shall report on Internal Revenue Code Form 8594 (or any successor Internal Revenue Code Form) the transaction contemplated by this Agreement in accordance with the allocation set forth in Section 5.2.

5.3 State and Transfer Taxes. All transfer taxes, if any, incurred in connection with the sale, assignment, transfer and delivery of the Assets to the Purchaser hereunder will, be borne by the Purchaser, and the Purchaser will, at its own expense, file all necessary tax returns and other documentation with respect to all, such transfer taxes.

5.4 Other Agreements of the Seller.
    ------------------------------

     (a) Seller shall be solely responsible and Purchaser shall have no obligations whatsoever for any compensation or other amounts payable to any employee (or former employee) of the Seller, including, without limitation, accrued bonus, salary, commissions, vacations, fringe, pension or profit sharing benefits for the period through December 31, 2001.

     (b) The Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of employees (or former employees), or agents of the Seller, which claims relate to events occurring prior to December 31, 2001. The Seller also shall remain solely responsible for all worker's compensation claims of any employees (or former employees), or agents of the Seller, which relate to events occurring prior to December 31, 2001. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

     (c) Seller agrees to be solely responsible for any payroll taxes or other employee payroll or benefit related services or accruals with regard to the Business through December 31, 2001.


5.5 Other Agreements Of Purchaser
    -----------------------------

     Purchaser agrees to transfer all Assumed Employees to its payroll as of the Closing Date.

5.6 Merchandise. Immediately prior to the Pre-Closing:

     (a) At Closing, Purchaser shall acquire all right, title and interest to the Inventory, Fixed Assets and Accounts Receivable of Seller.

6. CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE
   -------------------------------------------------

     All obligations of the Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

6.1 Representations, Etc. The Seller shall have performed in all material respects, the covenants and agreements contained in this Agreement that are to be performed by Seller at or prior to the Closing, and the representations and warranties of the Seller contained in this Agreement shall be true and correct, as of the Closing Date.

6.2 Consents. All consents and approvals of governmental agencies and from any other third parties required to consummate the transactions contemplated by this Agreement, including consents to assignment with respect to the Assets and Assumed Liabilities, shall have been obtained without cost or other adverse consequence to the Purchaser.

6.3 No Adverse Litigation. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or, threatened on the Closing Date which may have the effect of (a) making any of the transactions contemplated hereby illegal, (b) adversely affecting the value of the Business or the Assets or (c) making the Purchaser liable for the payment of any amount of damages to any person.

6.4 Closing Deliveries. The Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 8.1 hereof.

6.5 No Liens. The Seller shall have discharged or terminated all liens of the Assets prior to the Closing Date.

7. CONDITIONS TO THE SELLER'S OBLIGATION TO CLOSE
   ----------------------------------------------

     All obligations of the Seller under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Seller may, in its sole discretion, waive any or all of such conditions in whole or in part:

7.1 Representations, Etc. The Purchaser shall have performed in all material respects, the covenants and agreements contained in this Agreement that are to be performed by Purchaser at or prior to the Closing, and the representations and warranties of the Purchaser contained in this Agreement shall be true and correct, as of the Closing Date.

7.2 Consents and Releases. All consents and approvals of governmental agencies and from any other third parties required to consummate the transactions contemplated by this Agreement, including consents to assignment with respect to the Assumed Liabilities, shall have been requested and obtained without cost or other adverse consequence to the Seller. In addition, each landlord under the Lease(s) shall have released Seller and its Affiliates, without cost or other adverse consequence to Seller, from any and all obligations under each of the Lease(s).

7.3 No Adverse Litigation. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (a) making any of the transactions contemplated hereby illegal, (b) adversely affecting the value of the Business or the Assets or (c) making the Seller liable for the payment of any amount of damages to any person.

7.4 Closing Deliveries. The Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 8.2 hereof., and the Purchase Price as defined in Section 2.1.

8. CLOSING DELIVERIES
   ------------------

8.1 To Purchaser. At the Closing, Seller shall deliver to the Purchaser the following items (collectively, "Seller's Closing Documents"):

     (a) The Bill of Sale;

     (b) That certain Lease Assignment and Assumption Agreements in the form attached hereto as Exhibit B (the "Lease Assignment") executed by the Seller;

     (c) That certain Assignment and Assumption Agreements in the form attached hereto as Exhibit C (the "Contract Assignment") executed by the Seller;

     (d) A copy of all consents and approvals referred to in Section 6.2 hereof;

     (e) FIRPTA Affidavit. An affidavit executed by Seller to the effect that Seller is not a "foreign person" within the meaning of Internal Revenue Code
Section 1445 in the form annexed hereto as Exhibit E ("Certification").

     (f) A certified copy of the minutes or resolutions adopted by the board of directors and the shareholders of the Seller, if necessary, approving the Agreement and all related transactions;

     (g) A certificate of good standing issued by the Secretary of State of the Seller's state of incorporation; and

     (h) All other items reasonably requested by Purchaser and reasonably contemplated hereunder.

     8.2 To Seller. At the Closing, Purchaser shall deliver to the Seller the following items (collectively, "Purchaser's Closing Documents"):

     (a) The Purchase Price in accordance with Section 2.1;

     (b) The Lease Assignment executed by Purchaser;

     (c) The Contract Assignment executed by Purchaser; and

     (d) All other items reasonably requested by the Seller and reasonably contemplated hereunder.

8.3 Rents/Security Deposits. Any rent and other liability or obligation due and payable under any of the Assumed Lease(s) (collectively, "Rents") shall be prorated as of the Closing Date on the basis of a thirty (30) day month and/or a three hundred sixty (360) day year, in order to effect a final determination of such Rents that is intended to be binding on the parties, and shall be accounted for as follows:

     (a) Rents due and payable under any of the leases in the month of the Closing Date shall be prorated between Purchaser and Seller.

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

     (b) Purchaser shall be obligated to pay all Rents and other liability accruing after the Closing Date, and Seller shall be responsible to pay all Rents that were due and payable prior to the Closing Date.

9. SURVIVAL
   --------

     The representations, warranties, covenants and agreements made by Seller pursuant to this Agreement shall survive the Closing.

10. INDEMNIFICATION OF THE SELLER
    -----------------------------

     The Purchaser shall indemnify and hold the Seller harmless from, against, for and in respect of:

     (a) any and all damages, losses, demands, settlement payments, obligations, liabilities, claims, actions or causes of action and Encumbrances suffered, sustained, incurred or required to be paid by the Seller arising out of or related in any way to the ownership of the Assets or the Assumed Liabilities or operations of the Business after the Closing Date; and

     (b) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.

11. INDEMNIFICATION OF PURCHASER
    ----------------------------

     The Seller shall defend, indemnify and hold the Purchaser harmless from, against, for and in respect of:

     (a) any and all damages, losses, demands, settlement payments, obligations, liabilities, claims, actions or causes of action and Encumbrances suffered, sustained, incurred or required to be paid by the Purchaser arising out of or related in any way to the ownership and operation of the Business, the Assets or the Assumed Liabilities and Excluded Liabilities prior to the Effective Date , except to the extent the same arises from any act of the Purchaser;

     (b) any breach by Seller of any of the representations and warranties contained in this Agreement;

     (c) any federal, state or local income or other tax payable with respect to the business, assets, properties or operations of the Seller for any period prior to the Closing Date; and

     (d) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

12. GENERAL RULES REGARDING INDEMNIFICATION
    ---------------------------------------

     The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

     (i) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim, which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 10 or 11 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known.

     (ii) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 10 or 11 hereof, the indemnifying party will have the right at any time to assume and thereafter conduct the defense of such action, suit or proceeding with counsel of its choice reasonably satisfactory to the indemnified party; provided, that unless and until an indemnifying party assumes the defense of an action, suit or proceeding, the indemnified party may defend such action or proceeding in any manner it reasonably may deem appropriate subject to Section 12.

     (iii) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

     (iv) In no event shall a party defending an action, suit or proceeding consent to the entry of any judgment or enter into any settlement of any claims without the written consent of the other, which consent shall not be unreasonably withheld or delayed.

     (v) All claims for indemnity hereunder shall be net of any tax benefit, insurance recovery, mitigation of damages or similar benefit. If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). If the indemnified party files a claim under any insurance policy, the indemnified party shall waive its rights of subrogation against the indemnifying party with respect to such claim and shall use its reasonable best efforts to cause the insured to waive its rights of subrogation against the indemnifying party. The parties acknowledge, however, that if an indemnified party is self insured as to any matters, either directly or through an insurance which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

13. MISCELLANEOUS PROVISIONS
    ------------------------

     13.1 Expenses. The Purchaser shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement, and the Seller shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement.

     13.2 Amendment. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

     13.3 Notices. All notices, demands, consents, approvals, requests and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly and sufficiently given only if (a) personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time so delivered), or (b) sent by Federal Express (or other similar overnight courier) (any notice or communication so delivered being deemed to have been received only when delivered), (c) sent by telecopy or facsimile (any notice or communication so delivered being deemed to have been received if a copy is also delivered by one of the other means of delivery and shall be deemed to have been received (i) on the Business Day so sent, if so sent prior to 4:00 p.m. (based upon the recipient's time) of the Business Day so sent, and (ii) on the Business Day following the day so sent, if so sent on a non-Business Day or on or after 4:00 p.m. (based upon the recipient's time) of the Business Day so sent (unless actually received by the addressee on the day so sent)), or (d) sent by United States registered or certified mail, postage prepaid, at a post office regularly maintained by the United States Postal Service (any notice or communication so sent being deemed to have been received only when delivered), in any such case addressed to the respective parties as follows:

     To Purchaser:              DENNISON HYDRAULICS, INC.
                                14249 Industrial Parkway
                                Marysville, Ohio 43040
                                Attn: Mr. David L. Weir, President & CEO
                                Telephone:  937-644-4473
                                Fax No.:    937-644-0827

     with a copy to:            Liner Yankelevitz Sunshine & Regenstreif LLP
                                3130 Wilshire Blvd., 2nd Floor
                                Santa Monica, CA 90403
                                Attention:  Steven Yankelevitz, Esq.
                                Telephone:  310-453-5900

                                Fax No.:    310-453-5901
                                E-mail:     syankelevitz@linerlaw.com

     To Seller:                 STS OPERATING, INC.
                                2301 Windsor Court
                                Addison, Il  60601
                                Attn: Mr. Justin Jacobi, President
                                Telephone:  630-317-2702
                                Fax No.:    630-317-1015

     WIRE INSTRUCTIONS:
     -----------------

                                Bank:         Wells Fargo Bank
                                Location:     San Francisco, California
                                ABA #:        121000248
                                Account No.:  4171606973
                                Beneficiary:  STS Operating, Inc. Collections

or to such other address or party as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address or addresses shall only be effective upon receipt.

13.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Purchaser shall be free to assign this Agreement without the prior written consent of Seller.

13.5 Counterparts. This Agreement maybe executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.6 Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

13.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter contained herein.

13.8 Waiver. No attempted waiver of compliance with stay provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

13.9 Governing Law; Dispute Resolution. The terms of this Agreement are governed by construed, interpreted and enforced in accordance with the laws of the State of Ohio without regard to choice of law principles.

13.10 Intended Beneficiaries. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

13.11 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the grounds that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

13.12 Number and Gender. When required by the context, each number (singular and plural) shall include all numbers and each gender shall include the feminine, masculine and neuter.

13.13 Severability. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

13.14 Certain References. The term, "herein, "hereof" or "hereunder" or similar terms used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. Unless otherwise stated, all references herein to Articles, Exhibits, Sections, subsections, or other provisions are references to Articles, Exhibits, Sections, subsections or other provisions of this Agreement.

13.15 TIME OF THE ESSENCE. Time is of the essence in the performance of this Agreement and all of its provisions.

13.16 Cooperation-Further Assistance. From time to time, as and when requested by the Purchaser after the Closing, the Seller will execute and deliver, or cause to be executed and delivered all such documents, instruments and consents and will use their reasonable best efforts to take action as may be requested or necessary to carry out the intent and purposes of this Agreement and to vest in the purchase good title to, possession of and control of the Assets.

13.17 Entire Agreement; Modifications and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.18 Publicity. Neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, except, if after discussion between the parties or their counsel, in the opinion of any party's counsel, such party is required under any applicable law or regulation to make a public statement or announcement, such party shall be permitted to issue the legally required statement or announcement.

13.19 Confidentiality. In the event the transaction which is the subject of this Agreement is not consummated, each party hereto agrees that it will return to the other all records and other documents of such other party then in its possession, and will not itself use or disclose, directly or indirectly to any person, any confidential information with respect to such other party received by it during the period prior to the termination of this Agreement.

                           [SIGNITURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



SELLER                                       PURCHASER

STS OPERATING, INC.                          DENISON HYDRAULICS, INC.

By:     /s/ Justin Jacobi                    By:     /s/ David L. Weir

Its:    President  & CEO                     Its:    President & CEO

Dated:  December 27, 2001                    Dated:  December 27, 2001